Exhibit 99.1

Bluegreen Vacations Corporation and BBX Capital Corporation Announce Exercise of Underwriters’ Option to Purchase Additional Shares

BOCA RATON, FL and FORT LAUDERDALE, FL – December 5, 2017 – Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen Vacations”) and its parent company, BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB) (“BBX Capital”), jointly announced today that the underwriters of the previously announced initial public offering of Bluegreen Vacations’ common stock have fully exercised their option to purchase an additional 974,797 shares of Bluegreen Vacations’ common stock from BBX Capital, as selling shareholder.  Pursuant to the terms of the underwriting agreement, the underwriters purchased the additional shares at the public offering price of $14.00 per share,  less underwriting discounts and commissions, resulting in additional net proceeds to BBX Capital of approximately $12.7 million.  After giving effect to the full exercise of the underwriters’ option, the total number of shares sold by BBX Capital in the offering increased to 3,736,722 shares and the total net proceeds to BBX Capital from the sale of shares in the offering are approximately $48.7 million.

As previously announced, Bluegreen Vacations sold 3,736,723 shares in the offering, resulting in estimated net proceeds to Bluegreen Vacations of approximately $47.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Bluegreen Vacations did not receive any proceeds from the sale of shares by BBX Capital.

Bluegreen Vacations’ common stock began trading on the New York Stock Exchange on November 17, 2017 under the symbol “BXG”. BBX Capital owns approximately 90% of Bluegreen Vacations’ outstanding common stock.

Stifel and Credit Suisse acted as joint lead book-running managers and as representatives of the underwriters for the offering. BofA Merrill Lynch and SunTrust Robinson Humphrey also acted as joint book-running managers.

A registration statement relating to the securities being sold in the offering was filed with, and declared effective by, the U.S. Securities and Exchange Commission. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting: Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, (415) 364‐2720, syndprospectus@stifel.com; or Credit Suisse Securities (USA) LLC, Attn: Prospectus Dept., One Madison Ave., New York, NY 10010, (800) 221-1037, newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) (formerly Bluegreen Corporation), founded in 1966 and headquartered in Boca Raton, Florida, is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 211,000 owners, 67 Club and Club Associate Resorts and access to more than 11,000  other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties.

About BBX Capital Corporation:

BBX Capital Corporation (formerly BFC Financial Corporation) (NYSE: BBX,  OTCQX: BBXTB) is a diversified holding company whose activities include an approximate 90% ownership interest in Bluegreen Vacations Corporation and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses.

Contact Information:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Rich Myers

Edelman

212-277-3747

Email: Rich.myers@edelman.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements involve risks and uncertainties, including that Bluegreen Vacations’ expenses related to the offering may be greater than estimated and its net proceeds from the offering may be less than the estimated amount, and risks and uncertainties regarding the impact that the offering may have on BBX Capital and Bluegreen Vacations. Forward-looking statements speak only as of the date of this press release, and neither BBX Capital nor Bluegreen Vacations assumes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or for any other reason, except as required by law.